UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following change has been made to http://www.improveatmel.com.

Welcome to an important resource for all Atmel shareholders. The materials on this website provide important information for the Special Meeting of Shareholders on May 18, 2007. This is a critical meeting, and your vote is important to secure a bright future for Atmel. We are seeking your support to replace five of Atmel’s directors on May 18 and transform Atmel into a pure-play microcontroller company with significantly increased margins.

We have developed a comprehensive plan to increase value for shareholders by exiting low margin and low growth businesses, hiring a qualified and experienced CEO and repurchasing $500 million to $1 billion of stock, among other important initiatives. Since our slate was nominated, the current board and management have entered into a smear campaign using misleading statements to distract shareholders from the real issue – Atmel urgently needs new leadership and a plan to drive shareholder value.

George Perlegos, the largest individual shareholder and a founder of the Company, has nominated us for election at the Special Meeting. Mr. Perlegos’s sole intentions are to restore and protect shareholder value at Atmel. Please click here to read a letter from Mr. Perlegos to the shareholders, customers and employees of Atmel.

We encourage you to read all of the materials on this website, communicate with us through this website and to compare our plan to the company’s current deeply flawed attempt at a restructuring. Please continue to visit often as it will be updated frequently.

Thank you,
Brian S. Bean	Joseph F. Berardino	Bernd U. Braune
Dr. John D. Kubiatowicz	George A. Vandeman
Marshall S. Geller	John A. Jarrell	Gary A. Wetsel

The following letter to shareholders has been added to http://www.improveatmel.com .

To the loyal shareholders, customers and employees of Atmel Corporation:

As many of you know, I am a founder of Atmel and served as President, Chief Executive Officer and Chairman from the company’s inception in 1984 until August 2006. Together with your unfaltering support and dedication over the years, we were able to build Atmel from a small startup company into a premier semiconductor enterprise.

Today I am the largest individual shareholder of Atmel with approximately 5.3% of Atmel’s outstanding shares, and I am deeply concerned that Atmel’s value is rapidly eroding under current management and the board. Since the current board and management assumed control of Atmel in August 2006, they have overseen a significant deterioration in the company’s financial performance and have failed to make the fundamental changes necessary to deliver real value to customers, employees and shareholders. I am also dismayed by a series of entrenching, self-enriching and value-eroding actions they have taken that are clearly not in the best interests of all Atmel constituents.

I am therefore nominating a slate of individuals whom I believe are highly qualified and independent to replace five current Atmel directors at a Special Meeting of Atmel Shareholders scheduled to be held on May 18 for shareholders of record as of April 5, 2007. These nominees will also work to improve the value that Atmel provides to shareholders, employees and customers by unlocking the true strengths of our company.

The nominees have developed a comprehensive plan that will quickly transform Atmel into a leading pure-play microcontroller company with vastly improved margins and return significant value to shareholders. The nominees also intend to hire a qualified and experienced CEO who will bring the necessary experience and leadership to execute the significant restructuring that is needed at Atmel.

I will not serve in an executive position with the company – interim or permanent. My interest in this proxy contest is as an Atmel shareholder – to see my substantial holdings in Atmel, and those of all Atmel shareholders, increase in value. I am confident that the nominees will independently select the right new CEO to lead Atmel, and I firmly believe that they have a solid plan to unlock the significant potential value of Atmel’s shares.

We have enlisted the assistance of several experienced advisors to assist the nominees. Korn/Ferry International, the world’s largest provider of talent management solutions, is assisting the nominees in identifying a highly qualified CEO candidate, and Piper Jaffray & Co., a leading international middle-market investment bank and securities firm, is acting as the nominees’ financial advisor.

Thank you for your continuing support over the years. With the nominees in place and their execution of a real plan to deliver value, I believe Atmel will have a very bright future.

Thank you,

George Perlegos